Exhibit 10.3
Perpetual License Agreement

THIS AGREEMENT (hereinafter “Agreement”) is entered into on the date indicated herein below, by and among CWS Marketing & Financing Group, Inc a Delaware Corporation with a principal place of business at 3525 Del Mar Heights Rd #316, San Diego, CA 92130(“CWSMF”),, Inc., a Delaware corporation and FN Implementation & Financing Partners, Inc., Delaware corporation with its principal place of business at P.O. Box 9, Fairfield CT, 08624 (“FNIFP”).

WHEREAS, CWSMF is in the business of, among other things, financial and marketing consultancy; and

WHEREAS, FNIFP has developed a proprietary methodology and business process, which it calls Accountmetricing Architectue (“AAI”) and

WHEREAS, CWSMF, on the one hand, and FNIFP, on the other hand wish to enter into an agreement.

NOW THEREFORE, agreeing and acknowledging that this Agreement is supported by good and valuable consideration, the sufficiency and adequacy of which are hereby expressly acknowledged, the Parties hereby agree as follows:

1.  Definitions: As used herein the following terms have the following meanings:

1.1  The Parties:  The term “Party” or “Parties” shall mean CWSMF on the one hand and FNIFP on the other hand.

1.2   Trademark Rights.  The term “Trademark” or “Trademark Rights” shall mean U.S. Trademark Application No., 77075679 approved on November 4 2008, and entitled Accoutmetricing Architecture,” owned by FNIFP,

1.4   Improvements.  The term “Improvement” means any and all improvements to or derivatives of the Trademark Rights, including without limitation, enhancements, modifications, updates, new versions, features or functionality.

2.  Grant of Rights and License.  Subject to the terms of this Agreement, and in consideration of the payment of the amounts set forth herein which payments are hereby acknowledged by FNIFP and FNIFP (to the extent applicable if  possesses any residual rights to the Trademark Rights and the Improvements) hereby grants to CWSMF the world-wide, perpetual right as further described in this Agreement.

3.  Improvements. If FNIFP has previously developed or hereafter develops any Improvement to the Trademark Rights, FNIFP shall promptly disclose such Improvements to CWSMF and such Improvements shall become a part of this Agreement and licensed to CWSMF hereunder.   If any such Improvement may be Trademarkable, FNIFP shall have the first option to file a Trademark application in FNIFP’s name.  The expense (including all attorney’s fees) of filing, securing, prosecuting and maintaining Trademark or other intellectual protection on such Improvement shall be borne by FNIFP.

4.  Notice of Infringements; Protection of Intellectual Property Rights.  CWSMF shall immediately notify and inform FNIFP of any actual or potential infringement of the Trademark Rights, which may come to CWSMF’s attention.  Subject to the additional provisions of this section, FNIFP may, in its sole discretion, take whatever steps it deems necessary or advisable to terminate or resolve any such actual or potential infringement.  If FNIFP shall elect not to pursue or defend any action, CWSMF, at its sole cost and expense and with FNIFP’s approval, may undertake such action to resolve or terminate such infringement, and FNIFP shall cooperate with CWSMF to resolve or terminate such infringement.

(a)  FNIFP shall maintain the Trademark Rights in good standing and shall pay all maintenance fees due thereon during the term.  FNIFP, having the right of ownership of any Improvement hereunder, shall be responsible for all costs and expenses of applying for any U.S. or foreign Trademark protection; provided, however, that if FNIFP fails to apply for a Trademark within nine (9) months of public disclosure of such Improvement, then CWSMF may apply, at its own cost and expense, for a U.S. and/or foreign Trademark on such Improvement and, if a Trademark issues on such Improvement, then CWSMF shall own all rights under such Trademark, other than a royalty-free non-exclusive license to such Improvement, which CWSMF shall grant to FNIFP, at no further cost nor obligation.

(b)  In the case of any infringement of any Trademark Rights or any violation of any other intellectual property rights by any third party during the term of this Agreement, FNIFP shall have the right, at its own expense, to cause such third party to cease such infringement and to otherwise enforce such Trademark Rights or such other intellectual property right.  CWSMF shall assist FNIFP as reasonably requested, at FNIFP’s expense, in taking any such action against any such infringer.  Any amount recovered as a result of any action taken by FNIFP hereunder shall be first applied to reimbursing FNIFP for its out-of-pocket expenses incurred in connection therewith, and the remainder, if any, shall be divided appropriately between CWSMF and FNIFP with reference to the relative monetary injury suffered by each of them by reason of the infringement for which said amounts are recovered.  If, following reasonable written notice from CWSMF, FNIFP shall fail to take any action against any infringer which CWSMF may reasonably deem necessary or desirable to prevent such infringement or violation, or to recover damages therefore, in addition to any other remedy available to it, CWSMF may, upon written notice to FNIFP, take any steps CWSMF may deem appropriate against such infringer at CWSMF’s own expense.  FNIFP shall assist CWSMF, at CWSMF’s expense, as reasonably requested in taking any such action against any such Infringer.  Any amount recovered as a result of any such action taken by CWSMF shall be retained by CWSMF.  This paragraph shall survive the termination or expiration of this Agreement.

5.  Obligations of the Parties.  The Parties agree that each will perform the following services or provide the following products, or otherwise have the following obligations during the term of this Agreement:

5.1   By FNIFP:  FNIFP shall provide to CWSMF, and CWSMF shall purchase, license and/or pay FNIFP the amounts set forth on Exhibit “A” to this Agreement for the products, services, or training/support (the “FNIFP Offerings”) also set forth in Exhibit “A” which Exhibit is hereby made a part of this Agreement by specific reference.  FNIFP shall accept such amounts in full payment and satisfaction for the provision of the FNIFP Offerings as described in Exhibit “A.”

5.2   By CWSMF:  CWSMF shall sell or license the delivery of the FNIFP Offerings to its current and/or prospective clients, and/or to the current or prospective clients of any Identified Agency as described in paragraph 6.3 herein and pay such amounts that are owed under royalty and licensing fees as identified.5.3

6.  Additional Terms & Conditions.  The Parties agree that the following additional terms and conditions shall apply to this Agreement and the resulting relationship between the Parties:

6.1   Term and Termination.  This Agreement is for a set term of 18 months from the effective date set forth below.  At the end of such term, CWSMF shall have the exclusive option to renew this Agreement for successive 18-month periods by sending notice to FNIFP of such election at least ten (10) days prior to the end of the initial term or any renewal term.  The amounts due to either Party under any renewal of this Agreement shall be those amounts reflected in Exhibit “A” under “Renewal Amounts.” Notwithstanding this automatic renewal clause, either Party may terminate this Agreement as follows:

6.1(a)   A non-breaching Party, at their sole and exclusive election, may terminate this Agreement, or suspend performance of its obligations hereunder, upon written notice, if the other Party shall be subject to one or more of the following events:

the filing by a Party of an involuntary petition in bankruptcy, the entry of a decree or order by a court or agency or supervisory authority of competent jurisdiction for the appointment of a conservator, receiver, trustee in bankruptcy or liquidator for a Party in any insolvency, readjustment of debt, marshaling of assets and liabilities, bankruptcy or similar proceedings, or the winding up or liquidation of its affairs, and the continuance of any such petition, decree or order undismissed or unstayed and in effect for a period of sixty (60) consecutive days; or the consent by a Party to the appointment of a conservator, receiver, trustee in bankruptcy or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities, bankruptcy or similar proceedings of or relating to a Party, or relating to substantially all of its property, or if a Party shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any application insolvency, reorganization or bankruptcy statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

6.1(b)   A non-breaching Party may also terminate this Agreement or suspend performance of its obligations hereunder, upon written notice at any time as a result of a material breach of this Agreement as follow: (i) the non-breaching Party shall provide written notice of its claim of a material breach; (ii) the Party receiving such notice shall be afforded 30 days to cure the breach; and (iii) if, after providing notice of a material breach and where the Party receiving such notice fails to cure the conditions causing such material breach, this Agreement shall be terminated (or suspended, at the election of the non-breaching Party).

6.1(c)   Either Party may terminate this Agreement with the expressed written consent of the other Party.

6.1(d)   All rights and obligations of both Parties as contained in each and every paragraph of this Agreement shall remain in full force and effect during the notice period.  Upon termination of this Agreement for any reason in accordance with this Agreement, and at the specific written request of either Party, each Party so requested shall return any products or materials of the other Party which such Party may have in its possession within five (5) business days after the date of termination. Termination by either Party shall relieve both Parties of any remaining obligations under this Agreement, but shall not affect any existing rights of either Party under this Agreement that exist at the time of termination.  The following paragraphs of this Agreement shall survive termination:  6.2, 6.3, 6.5 and 6.8.

6.2   Confidentiality & Non-Disclosure Obligation. The Parties understand and acknowledge that in the course of the business relationship contemplated under this Agreement, information of a confidential, proprietary and/or trade secret nature may be revealed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) and that such information constitutes valuable business assets of the Disclosing Party.  “Confidential Information” means any and all proprietary information, trade secrets, know-how and technical data, including but not limited to, products, data, compilations, algorithms, code, software, processes, systems, technology, and databases, whether on computer discs, tapes, CD, DVD or other media for sorting, storing or displaying information and including information that is marked as “confidential” or should be reasonably understood to be confidential or proprietary by either Party. The Receiving Party agrees that for the Term of this Agreement and for two (2) years after termination of this Agreement, the Receiving Party will not disclose the Confidential Information to any third party (except as required by law), nor use the Confidential Information for any purpose not permitted under this Agreement or any purpose not specifically linked to the Services.  The nondisclosure obligations set forth in this Section shall not apply to information that the Receiving Party can document is generally available to the public (other than through breach of this Agreement) or was already lawfully in the Receiving Party’s possession at the time of receipt of the information from the Disclosing Party.  The Parties further agree that documents created, source code developed and methodologies generated including but without limitation, all copyrights, remain the property of the Party possessing such right(s) and that, except for the licenses and rights to use any confidential information granted under this Agreement, the other Party shall not disclose, use, employ, task, distribute, transfer or sell any such materials without the prior express written permission and consent of the other.  Such intellectual property is specifically not designated as “works made for hire” pursuant to 17 U.S.C. §101.

6.3  Non-Solicitation.  The Parties agree that neither Party will hire, recruit, solicit, employ, or make any offer of employment to, or cause or encourage another to hire, recruit, solicit, employ or make any offer of employment to, any employee of the other Party until one (1) year after the termination of such employee’s employment with a Party; and that neither Party will encourage or cause another to encourage any employee of the other Party to terminate his/her employment with that Party.  The Parties further agree that they will not encourage any employee to breach any non-compete nor non-disclosure agreement in effect between any employee/former employee of the other and any such Party.

6.4   Warranties and Disclaimers.  The Parties agree to the following warranties and/or disclaimers as they pertain to their respective services or obligations under this Agreement:

6.4(a)  CWSMF represents and warrants that that it will use its best efforts and professional abilities in implementing the AAI offering under this Agreement. EXCEPT AS SET FORTH IN THIS PARAGRAPH, CWSMF MAKES NO OTHER WARRANTIES OR GUARANTEES OF ANY KIND TO ANY PERSON OR ENTITY WITH RESPECT TO THE SERVICES PROVIDED BY IT OR THE RESULTS SUCH SERVICES MAY ACHIEVE, OR OTHER GUARANTEES OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.5   Indemnification.  The Parties agree to the following indemnifications with respect to the respective services or obligations under this Agreement:

6.5(a)   CWSMF shall indemnify and hold FNIFP and its officers, directors, employees and agents harmless from and against any and all third party claims, actions, losses, damages, liability, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or in connection with the sole gross negligence or willful misconduct of CWSMF, its employees, officers, directors or agents as it pertains to the provision of services to Referrals under this Agreement.  CWSMF shall further indemnify and hold FNIFP, harmless from and against any and all third party claims alleging violations or infringement by CWSMF of Trademarks, trademarks or copyrights of any third party.

6.5(b)  FNIFP shall indemnify, defend and hold harmless CWSMF and its officers, directors, managers, members, stockholders, employees, customers, and agents and their successors and assigns (each a “CWSMF Indemnitee”), against third party claims, suits, actions, demands or judgments whether arising directly or indirectly (i.e., a cross-claim or third-party claim) against any CWSMF Indemnitee that any claim covered by the Trademark Rights, AAI Technology or Improvements developed by FNIFP infringes a Trademark, trademark, copyright or other intellectual property of a third party, or misappropriates a trade secret of a third party.  FNIFP will pay all costs (including reasonable attorneys’ fees and expenses of litigation) and damage awards incurred by or imposed upon an CWSMF Indemnitee in connection with any such claims, suits, actions, demands or judgments; provided, however, that the CWSMF Indemnitee gives reasonable written notice to FNIFP of any such claim or action, tenders the defense of such claim or action to FNIFP and assists FNIFP at FNIFP’s expense in defending such claim or action, and does not  compromise or settle such claim or action without FNIFP’s prior written consent.

6.6   Interpretation.  The subject headings herein are for convenience of reference only and shall in no way affect interpretation of this Agreement. This Agreement may be executed in counterparts, all of which together shall be deemed one and the same Agreement. In the event of a dispute hereunder, this Agreement shall be interpreted in accordance with its fair meaning and shall not be interpreted for or against a Party hereto on the ground that such Party drafted or caused to be drafted this Agreement or any part thereof.

6.7   Applicable Law.  The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Connecticut, U.S.A. without regard to any conflicts of laws provisions or any provisions and the Parties to this Agreement consent to the jurisdiction of the courts, whether state or federal, located in the State of Connecticut. If any part, term or provision of the Agreement shall be held illegal, unenforceable, or in conflict with any law of a federal, state or local government having jurisdiction over this Agreement, the validity of the remaining portions of provisions shall not be affected thereby and each and every term shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

6.8   Limitation and Exclusion of Liability.  The Parties agree that neither FNIFP nor CWSMF shall be liable to each other or any other third party, where applicable, for any loss, cost, damage or expense incurred as a result of, but not limited to any unavailability or inoperability of the either Party’s web site or the Internet, technical malfunction, computer error or loss or corruption of data, or other injury, damage or disruption of any kind.  In no event shall either Party be liable for any indirect, incidental, consequential, special or exemplary damages, including, but not limited to, loss of profits, or loss of business opportunity, even if such damages are foreseeable and whether or not either Party has been advised of the possibility thereof. This limitation of liability shall not, however, apply to violations of paragraphs 6.2, 6.3, 6.4, and 6.5.

6.9    Resolution of Disputes.  The Parties shall attempt to resolve any controversy or claim arising out of or relating to the creation, performance, termination and/or breach of this Agreement in the first instance through non-binding good faith negotiation and mediation between the Parties.  In the event that such negotiation and mediation fails to resolve such claim or controversy, or if either Party fails to reasonably participate in or respond to negotiation or mediation or attempts by a Party to negotiate or mediate in good faith, the Party seeking redress under this Agreement may be relieved from any further obligation to proceed with negotiation, and the controversy or claim shall be submitted to the courts of the Commonwealth of Massachusetts.

6.10   Severability.  Each provision of this Agreement is intended to be severable.  If any term or provision hereof shall be determined by legalor proper authority to be illegal or invalid for any reason whatsoever, such provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement.

6.11   Modifications and Waivers.  No failure or delay on the part of either Party in exercising any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of any such right, power or remedy preclude any other right, power or remedy.  Unless otherwise specified, any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by the Parties from the terms of this Agreement, shall be effective only if it is made or given in writing and signed by both Parties.

6.12   Notices.  All notices, requests and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received (i) upon delivery, if delivered personally with written receipt, (ii) three (3) days after posting by certified mail, postage prepaid, return receipt requested, (iii) upon confirmed receipt, if delivered by telecopier, or (iv) the next day if delivered by a recognized overnight commercial carrier, such as Federal Express or DHL, addressed in each instance to the Parties at the addresses set forth below at the end of this Agreement (or at such other addresses as shall be given by either of the Parties to the other in accordance with this Section).

6.13   No Agency.  The Parties to this Agreement are independent contractors.  Neither Party is an agent, representative, or partner of the other Party.  Neither Party shall have any right, power, or authority to enter into any agreement for or on behalf of, or to incur any obligation or liability of, or to otherwise bind the other Party.

6.14   No Assignment.  This Agreement may not be assigned by either Party without the prior, written consent of the other Party, except for an assignment to an acquiring Party in the event of the acquisition of all, or substantially all, of the capital stock or assets of the assigning Party or the merger of the assigning Party in a business combination.  No such assignment shall be effective without the written agreement of the assignor and assignee to fulfill all of the obligations of the assignee under this Agreement and the assignor shall also be liable to the extent the obligations of the assignee are not fully performed to the satisfaction of the non-assigning Party.  This Agreement shall be binding on, and shall inure to the benefit of, the authorized successors and assigns of the Parties hereto.

6.15   Restrictions on Resale or Redistribution.  The Parties agree that during the term of this Agreement, or any extensions thereto, CWSMF shall not resell or redistribute the intellectual property supporting the FNIFP Offerings to any third party, except CWSMF may offer or use the intellectual property to or with Identified Agencies as defined in paragraph 6.3.

6.16   Non-Compete Covenant of CWSMF.  The Parties further agree that CWSMF shall treat and otherwise recognize FNIFP as a third party beneficiary to any non-disclose/non-compete agreement executed by any CWSMF senior manager in any way involved in selling or performing the FNIFP services pursuant to this Agreement.

6.17   Immediate Consulting.  The Parties further agree that FNIFP shall immediately, but only as requested, provide any and all reasonable, necessary and proper consulting and support services to assist CWSMF in implementing three AAI installs at CWSMF clients unless such services have been completed under prior agreement .  The Parties shall mutually agree on which CWSMF clients shall receive the AAI services under this paragraph.

6.18   Certification of CWSMF.  FNIFP shall, upon provision of reasonable training and support, certify and identify CWSMF as a “AAI Certified Analyst” and shall not so designate or certify any other organization in a similar or greater level of certification during the term(s) described in paragraph(s) 1.3(a)-(b).  Notwithstanding this provision, FNIFP may certify, identify or otherwise designate any other organization with some other certification of lesser degree than CWSMF. Such other organization may refer business to CWSMF, FNIFP or any other certified organization as set forth in section 1.3(a)-(b), however, no other organization shall possess the same degree of certification nor be authorized to perform FNIFP services on behalf of clients as set forth in section 1.3(a)-(b).

6.19   Record-Keeping and Audit Rights.  Each Party will keep accurate books and records showing all financial transactions and contract information, which is or are the subject of this Agreement or which would otherwise obligate a Party to make payment(s) to the other. Either Party shall have the right, but not more than twice annually, and at a reasonable time and upon reasonable written notice, to inspect the relevant books and records (wherever located) and create summaries related to any financial transactions that are the subject of this Agreement.  All such audits will be performed by an independent, third party,  recognized auditor reasonably acceptable to the Party being audited, which auditor has agreed in writing to maintain the strict confidentiality of the books and records audited.  Such books and records, and any results of an audit, will be deemed to be the Confidential Information of the Party audited.  If any inspection reveals an error in the calculation of amounts owing to either Party, the other Party will promptly pay the difference.  If any error is seven percent (7%) or more of the amount owed to either Party, the other Party will pay the inspecting Party's reasonable out-of-pocket costs with respect to that examination and the next subsequent re-examination.

6.20   General.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective only to the minimum extent necessary without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions. Neither Party shall be liable for, nor shall either Party be considered in breach of this Agreement due to, any failure to perform its obligations under this Agreement as a result of a cause beyond its reasonable control, including, but not limited to any act of God or a public enemy, act of any military, civil or regulatory authority, change in any law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications, power or other utility, labor problem, unavailability of supplies, or any other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented by the non-performing Party with reasonable care. The drafting and negotiation of this Agreement has been participated in by each of the Parties and/or their counsel, and for all purposes this Agreement shall be deemed to have been drafted jointly by both Parties, and shall not be strictly construed against any Party hereto on the basis of any principle or provision of law providing for strict construction against the drafting Party.

6.21   Due Authority.  Each of the Parties represent and warrant to the other that the execution and delivery of this Agreement and the performance of the obligations under this Agreement have been duly authorized by all requisite action of the governing body of the Party, if any, and that the person executing this Agreement is fully authorized to bind that Party.

6.22   Entire Agreement. This Agreement constitutes the entire agreement of the Parties and supercedes, amends and restates the Prior Agreement.  Any inconsistent prior statements, understandings, agreements, or promises, oral or written, concerning the subject matter of this Agreement shall have no force or effect.  This Agreement can only be amended by a written instrument signed by both Parties.  Each Party acknowledges that in entering into this Agreement it does not do so on the basis of and does not rely on any representation, warranty, or other provision except as expressly provided in this Agreement and all conditions, warranties, and other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

6.23   Injunctive Relief.  The Parties agree that there is no adequate remedy at law for a breach or threatened breach of this Agreement by a Party, including the license grant, exclusivity, and confidentiality provisions contained herein, and that such a breach would irreparably harm the non-breaching Party and that the non-breaching Party shall be entitled to equitable relief without the necessity of posting a bond (including injunctive relief) regarding any breach or potential breach, in addition to the other remedies available at law.

IN WITNESS WHEREOF, the Parties hereto have executed this Perpetual License Agreement by their duly authorized representatives as of the last date set forth below.

FN Implementation & Financing Partners, Inc.	CWS Marketing & Finance Group, Inc.

Signature:	Signature:

Howard Kaplan, Managing Director	Craig Samuels, CEO

Dated: December 31, 2009	Dated: ________________________________________

Exhibit “A”

A.      Royalty Payment to FNIFP:

CWSMF shall pay a royalty fee to FNIFP calculated as follows.  An amount equal to 5% of any and all revenues collected by CWSMF from any Party for which CWSMF specifically identifies for the use and amount of payment related to the AAI offering.   Payments shall be made quarterly along with an accounting of revenues collected per quarter..